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                             CERTIFICATE OF INCORPORATION

                                          OF

                          FLORIDA COAST PAPER FINANCE CORP.

         1.   The name of the Corporation is Florida Coast Paper Finance Corp.
         2. The address of the registered office of the Corporation in Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation at such address is Corporation Service Company.
         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
         4. The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $.01 per share.
         5. The name and mailing address of the sole Incorporator are as follows:

    Name                Mailing Address
    ----                ---------------
Fran La Vecchia         c/o Kramer, Levin, Naftalis
                          & Frankel
                        919 Third Avenue
                        New York, NY 10022

         6. Except as required in the By-Laws no election of directors need be by written ballot.
         7. The Board of Directors shall have the power to make, alter, or repeal By-Laws subject to the power of the

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stockholders to alter or repeal the By-Laws made or altered by the Board of
Directors.
         8. A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after this Certificate of Incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
              B. The corporation shall, to the fullest extent permitted by Delaware General Corporation Law of the State of Delaware, indemnify any and all directors and officers whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which the persons so indemnified may be entitled under any by-law, vote of stockholders or disinterested directors, agreement or otherwise, both as to action in his official


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capacity and as to action in any other capacity as a result of holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
              C. Any repeal or modification of the foregoing Section A or Section B by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Signed at New York, New York
on May 14, 1996.

                                                  /s/ Fran LaVecchia
                                                 -----------------------
                                                 Sole Incorporator


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